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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyanotech Corporation:

We consent to the incorporation by reference in the Registration Statement Nos. 33-63789, 333-42484, 333-141911, and 333-141912 on Form S-8 and 333-42486, 333-97755, and 333-101401 on Form S-3 of Cyanotech Corporation of our reports dated June 26, 2008, with respect to the consolidated balance sheets of Cyanotech Corporation and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule, which reports appear in the March 31, 2008 annual report on Form 10-K of Cyanotech Corporation.

Honolulu, Hawaii
June 26, 2008

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  Exhibit 23.1